Exhibit 99.1

EAGLE ROCK ANNOUNCES CLOSING OF PUBLIC OFFERING OF COMMON UNITS

HOUSTON, August 17, 2012 — Eagle Rock Energy Partners, L.P. (the “Partnership” or “Eagle Rock”) (Nasdaq: EROC) announced today that it has closed its underwritten public offering of 10,120,000 common units representing limited partner interests, which includes 1,320,000 common units purchased pursuant to the full exercise of the underwriters option to purchase additional common units to cover over-allotments.

The Partnership intends to use the approximately $84.5 million in net proceeds from the offering, after deducting underwriting discounts, commissions and offering expenses, to fund a portion of the consideration for the proposed acquisition of two of BP America Production Company’s gas processing facilities in the Texas Panhandle and the associated gathering system (the “BP Acquisition”).  Pending the application of the net proceeds to fund a portion of the consideration for the BP Acquisition, the Partnership intends to use the net proceeds to repay a portion of the outstanding borrowings under its credit facility.  If the BP Acquisition is not consummated for any reason, the Partnership will use the net proceeds for general partnership purposes, including future acquisitions and capital program expenditures.

UBS Investment Bank, BofA Merrill Lynch, Citigroup, RBC Capital Markets and Wells Fargo Securities acted as joint book-running managers of the offering.

The offering was made only by means of a prospectus supplement and accompanying base prospectus, copies of which may be obtained from the underwriters as follows:

UBS Securities LLC Attn: Prospectus Department 299 Park Avenue New York, New York 10171 Toll-free number: (888) 827-7275	BofA Merrill Lynch Attn: Prospectus Department, 222 Broadway, 7th Floor, New York, New York 10038, or by e-mail at dg.prospectus_requests@baml.com

Citigroup Global Markets Inc. Prospectus Department Brooklyn Army Terminal 140 58th Street, 8th Floor Brooklyn, New York 11220 Email: batprospectusdept@citi.com Toll-free number: (800) 831-9146	RBC Capital Markets, LLC Attn: Prospectus Department 3 World Financial Center 200 Vesey Street, 8th Floor New York, New York 10281-8098 Toll-free number: (877) 822-4089

Wells Fargo Securities, LLC Attn: Equity Syndicate Department 375 Park Avenue New York, New York 10152 Email: cmclientsupport@wellsfargo.com Toll-free number: (800) 326-5897

The common units were offered and sold pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering was made only by means of a prospectus and related prospectus supplement.

About the Partnership

The Partnership is based in the United States and is a domestically-focused, growth-oriented limited partnership engaged in the business of (i) gathering, compressing, treating, processing, transporting, marketing and trading natural gas; fractionating, transporting and marketing NGLs; and crude oil logistics; and (ii) developing and producing interests in oil and natural gas property interests.

This news release may include “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Eagle Rock expects, believes or anticipates will or may occur in the future are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by Eagle Rock based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Eagle Rock. These include, but are not limited to, risks related to volatility or declines (including sustained declines) in commodity prices; market demand for crude oil, natural gas and natural gas liquids; the effectiveness of Eagle Rock’s hedging activities; Eagle Rock’s ability to retain key customers; Eagle Rock’s ability to continue to obtain new sources of crude oil and natural gas supply; the availability of local, intrastate and interstate transportation systems and other facilities to transport crude oil, natural gas and natural gas liquids; competition in the oil and gas industry; Eagle Rock’s ability to obtain credit and access the capital markets; general economic conditions; and the effects of government regulations and policies. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Eagle Rock’s actual results and plans could differ materially from those implied or expressed by any forward-looking statements. Eagle Rock assumes no obligation to update any forward-looking statement as of any future date. For a detailed list of Eagle Rock’s risk factors, please consult Eagle Rock’s Form 10-K for the year ended December 31, 2011, as well as any other public filings and press releases.

Contacts:

Eagle Rock Energy Partners, L.P.

Jeff Wood, 281-408-1203

Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350

Director, Corporate Finance and Investor Relations